                                                                   EXHIBIT 99.1


[INPUT/OUTPUT LOGO APPEARS HERE]          CONTACTS: J. Michael Kirksey
                                                    Chief Financial Officer
 (281) 879-3658Input/O                              Input/Output (281) 879-3672

                                                    Jack Lascar, Partner
                                                    Karen Roan, Vice President
                                                    DRG&E  (713) 529-6600

                       INPUT/OUTPUT REPORTS FOURTH QUARTER
                              AND YEAR-END RESULTS

     o FOURTH QUARTER 2003 REVENUES OF $44 MILLION AND EARNINGS PER SHARE OF $0.01, IN LINE WITH PRIOR GUIDANCE

     o   2003 REVENUES INCREASED 27 PERCENT

     o   2003 VECTORSEIS SALES REACHED OVER $20 MILLION

HOUSTON - JANUARY 29, 2004 - Input/Output, Inc. (NYSE: IO) today announced fourth quarter 2003 net earnings applicable to common shares of $633 thousand or $0.01 per share, on revenues of $44.0 million compared to a net loss applicable to common shares of $6.5 million, or $(0.13) per share, on revenues of $37.0 million for the same period a year ago. For the year ended December 31, 2003, Input/Output recorded a net loss applicable to common shareholders of $23.2 million, or $(0.45) per share, on revenues of $150.0 million compared to a net loss applicable to common shares of $120.8 million, or $(2.37) per share, on revenues of $118.6 million for the year ended December 31, 2002.

         Bob Peebler, I/O's President and Chief Executive Officer, said, "We are pleased with our return to profitability in the fourth quarter and with our improvements in our gross margin, cost structure and financial flexibility. We are excited about the market acceptance of our VectorSeis product line during its first year of commercialization."

         "Also, the strategic technology alliance with Apache, which was announced last quarter, should enable I/O to accelerate the adoption of advanced seismic imaging technologies. We expect these new technologies, when combined with the new processing capabilities that were acquired from Axis Geophysics, to provide I/O with a new competitive advantage in the market place," added Mr. Peebler.

FOURTH QUARTER 2003

         Fourth quarter revenues increased 19 percent over the fourth quarter a year ago primarily due to continued strength in land seismic activity among non-Western contractors. Land revenues rose significantly to $35.4 million versus $20.4 million in the fourth quarter a year ago. Marine revenues declined to $8.6 million from $16.6 million in the fourth quarter a year ago driven by continued overcapacity and consolidation in the industry.

         Gross margin percentage for the fourth quarter improved to 26 percent from 15 percent for the same period a year ago primarily due to volume improvements in the land division, higher margin sales of VectorSeis System Four land acquisition platforms, as well as improved revenue mix in the marine division.

         Adjusted EBITDA (adjusted earnings before net interest expense, taxes, depreciation and amortization) for the fourth quarter was $3.0 million compared to a negative $5.8 million for the fourth quarter of last year. You can find a reconciliation of Adjusted EBITDA to reported earnings at the end of this press release.

         Operating expense levels in the fourth quarter of 2003 decreased 31 percent compared to last year's fourth quarter. As a percentage of revenues, SG&A expenses decreased to approximately 15 percent compared to 21 percent in the fourth quarter of 2002. Earnings from operations in the quarter were $744 thousand compared to a loss from operations of $9.7 million in the fourth quarter of 2002.

FULL YEAR 2003

         Revenues for the full year increased 27 percent over 2002 primarily due to strength in the land division. Land revenues rose 75 percent versus last year due to higher volumes. Marine revenues declined 33 percent from the same period a year ago due to continued overcapacity and reduction in capital spending in the marine contractor market.

         Gross margin percentage for 2003 rose to 19 percent compared to 15 percent in 2002, reflecting significant improvement in the gross margin for the land division from a negative 3 percent to 15 percent.

         Adjusted EBITDA (adjusted earnings before net interest expense, taxes, depreciation and amortization) for 2003 was a negative $8.9 million for 2003 compared to a negative $51.1 million in 2002.

         Operating expenses decreased approximately 39 percent compared to 2002. Approximately half of this improvement was driven primarily by lower research and development expenses and general and administrative expenses. Included in 2003 and 2002 operating expenses were charges related to the impairment of certain long-lived assets and goodwill of $1.1 million and $22.0 million, respectively. As a percentage of revenues, SG&A expenses decreased to approximately 20 percent in 2003 compared to 26 percent in 2002. Loss from operations for the full year was $21.3 million compared to a $63.6 million loss from operations in 2002.

2003 HIGHLIGHTS

         During 2003 the Company strengthened its financial condition by issuing $60 million of convertible securities in early December. Approximately $16 million of the net proceeds were used to repay existing short-term, high interest debt, and the balance will be used for general corporate purposes and potential acquisitions that support the Company's growth strategy. In addition, the previously existing warrants for 2,673,517 shares were exchanged for 125,000 common shares.

         As part of the Company's continuing effort to reduce its operating cost structure and increase its manufacturing flexibility, I/O entered into several outsourcing agreements for the manufacture of its seismic equipment. These agreements are part of a plan to reduce fixed costs and accelerate product delivery to the Company's global customer base and will provide significant operational and logistical benefits to I/O's existing and future customer base.

         From a business development standpoint, I/O successfully commercialized its VectorSeis System Four land acquisition system, which resulted in over $20 million of land system sales during 2003. This new technology introduction allowed the Company to penetrate key new markets in North America, Russia, Eastern Europe and China.

OUTLOOK

         The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.

         Bob Peebler stated, "Looking at 2004, we expect an exciting year in terms of product transition and product introductions. In our land imaging division, we expect to introduce our new System Four Analog/Cable, which gives seismic contractors the flexibility to use either traditional analog geophone sensors or digital full-wave VectorSeis sensors, even on the same survey. System Four A/C will be the first land imaging platform in the market with this hybrid analog-digital capability and will provide contractors with the ability to benefit from the advantages of System Four in an analog environment and at the same time provide them with the ability to migrate to full digital VectorSeis as the market develops.

         "On the marine side, we plan to introduce two new products. In our towed streamer business, we have a product developed from our next generation DigiCourse positioning technology. This new product will improve the accuracy of both 3D and 4D surveys by delivering better understanding of the positioning of the numerous recording hydrophones placed up and down a streamer on a marine survey. In seabed imaging, which we believe will become an increasingly important part of the total marine seismic imaging business, we have had early successes with a prototype retrievable seabed system and plan to extend and commercialize these technologies and introduce our VectorSeis Ocean retrievable system later this year."

         Mike Kirksey, Chief Financial Officer, stated, "Based on our current backlog of business, our improved cost structure and the expected impact of our new product introductions, we expect 2004 revenues to range between $175 to $195 million. We expect a slight strengthening of business from our traditional customers and continued growth from our international markets. Much of our projected top line growth is expected to come from our new product offerings, including an expected doubling of VectorSeis sales from the $20 million level we generated in 2003. We expect full year 2004 gross margin percentage to be in the high 20's to the low 30's, EBITDA (earnings before net interest expense, taxes, depreciation and amortization) to range between $20 and $25 million and earnings of $0.05 to $0.15 per share. The first quarter of 2004 will be impacted by the product transition from our existing analog Image System to the new System Four analog technology, which will occur around mid-year, and by manufacturing lead times for vibrator trucks that are pushing deliveries into the next two quarters. As a result, for the first quarter of 2004, we expect revenue to range between

$32 and $40 million and earnings per share to range between a loss of $0.02 and a loss of $0.08."

CONFERENCE CALL

         Input/Output has scheduled a conference call for Thursday, January 29, 2004 at 5:00 p.m. eastern time. To participate in the conference call, dial
(303) 262-2190 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 5, 2004. To access the replay, dial (303) 590-3000 and use pass code 567421.

         Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company's website for approximately 90 days.

 Input/Output, Inc. is the major independent provider of seismic equipment and acquisition imaging technology for land, marine, and seabed applications. In addition, through its GMG/AXIS group, I/O offers specialty seismic processing services, including anisotropic imaging, that allow oil companies to more accurately image subsurface features in petroleum reservoirs. The company's technologies are applied in traditional 2D and 3D surveys along with rapidly growing areas like time-lapse 4D reservoir monitoring and full-wave, multicomponent data acquisition. I/O has offices in the United States, Canada, Europe, China, Russia and the Middle East. Additional information about Input/Output, Inc. is available at www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning capital outlays by E&P companies and seismic contractors, future VectorSeis revenues, and fourth quarter revenues, gross margin, and net income per share. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company's products and services and market acceptance of the Company's new and revised product offerings; risks associated with the Company's restructuring program; risks associated with competitor's product offerings and pricing pressures resulting there from; the Company's inability to produce products to preserve and increase market share; and technological and marketplace changes affecting the Company's product line. Additional risk factors, which could affect actual results are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission.

                                Tables to follow

                       INPUT/OUTPUT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                          THREE MONTHS ENDED                  TWELVE MONTHS ENDED
                                                             DECEMBER 31,                         DECEMBER 31,
                                                   -------------------------------      ------------------------------
                                                        2003              2002                2003             2002
                                                   ------------       ------------      ------------      ------------
Net sales......................................    $     43,987       $     36,981      $    150,033      $    118,583
Cost of sales..................................          32,538             31,240           121,133            99,624
Amortization of intangibles....................             258                387             1,059             1,394
                                                   ------------       ------------      ------------      ------------
         Gross profit..........................          11,191              5,354            27,841            17,565
                                                   ------------       ------------      ------------      ------------
Operating expenses:
   Research and development....................           3,765              6,318            18,696            28,756
   Marketing and sales.........................           3,715              3,288            12,566            11,218
   General and administrative..................           2,967              4,458            16,753            19,160
   Impairment of long-lived assets.............               -              1,004             1,120             6,874
   Goodwill impairment.........................               -                  -                 -            15,122
                                                   ------------       ------------      ------------      ------------
          Total operating expenses.............          10,447             15,068            49,135            81,130
                                                   ------------       ------------      ------------      ------------
Earnings (loss) from operations................             744             (9,714)          (21,294)          (63,565)

Interest expense...............................            (945)            (1,381)           (4,087)           (3,124)
Interest income................................             359                525             1,903             2,280
Fair value adjustment and exchange of warrant
   obligation..................................             769                907             1,757             3,252
Impairment of investment.......................             (23)                 -            (2,059)                -
Other income (expense).........................             (81)                66               976              (798)
                                                   ------------       ------------      ------------      ------------
Earnings (loss) before income taxes............             823             (9,597)          (22,804)          (61,955)
Income tax (benefit) expense...................             190             (3,078)              348            57,919
                                                   ------------       ------------      ------------      ------------
Net earnings (loss)............................             633             (6,519)          (23,152)         (119,874)
Preferred dividend.............................               -                  -                 -               947
                                                   ------------       ------------      ------------      ------------
Net earnings (loss) applicable to common shares    $        633       $     (6,519)     $    (23,152)     $   (120,821)
                                                   ============       ============      ============      ============
Basic earnings (loss) per common share.........    $       0.01       $      (0.13)     $      (0.45)     $      (2.37)
                                                   ============       ============      ============      ============
Weighted average number of
   common shares outstanding...................      51,288,975         51,101,765        51,236,771        51,014,505
                                                   ============       ============      ============      ============
Diluted earnings (loss) per common share.......    $       0.01       $      (0.13)     $      (0.45)     $      (2.37)
                                                   ============       ============      ============      ============
Weighted average number of  diluted
   common  shares outstanding..................      54,604,885         51,101,765        51,236,771        51,014,505
                                                   ============       ============      ============      ============

                       INPUT/OUTPUT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                             DECEMBER 31,               DECEMBER 31,
                                                                                 2003                      2002
                                                                           -------------              -------------
                                ASSETS
Current assets:
   Cash and cash equivalents......................................         $      59,507              $      76,218
   Restricted cash................................................                 1,127                      1,173
   Accounts receivable, net.......................................                34,270                     18,745
   Current portion notes receivable, net..........................                14,420                      6,137
   Inventories....................................................                53,551                     50,010
   Prepaid expenses and other current assets......................                 3,703                      3,136
                                                                           -------------              -------------
           Total current assets...................................               166,578                    155,419
Notes receivable..................................................                 6,409                     12,057
Net assets held for sale..........................................                 3,331                          -
Property, plant and equipment, net................................                27,607                     39,255
Goodwill, net.....................................................                35,025                     33,758
Other assets, net.................................................                 9,105                      7,956
                                                                           -------------              -------------
           Total assets...........................................         $     248,055              $     248,445
                                                                           =============              =============
                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable and current maturities of long-term debt.........         $       2,687              $       2,142
   Accounts payable...............................................                14,591                     18,927
   Accrued expenses...............................................                15,833                     17,210
   Warrant obligation.............................................                     -                      2,200
                                                                           -------------              -------------
           Total current liabilities..............................                33,111                     40,479
Long-term debt, net of current maturities.........................                78,516                     51,430
Other long-term liabilities.......................................                 3,813                      5,199
Stockholders' equity:
   Common stock...................................................                   522                        519
   Additional paid-in capital.....................................               296,663                    296,002
   Accumulated deficit............................................              (159,685)                  (136,534)
   Accumulated other comprehensive loss...........................                 1,292                     (2,380)
   Treasury stock.................................................                (5,826)                    (5,929)
   Unamortized restricted stock compensation.......................                 (351)                      (341)
                                                                           -------------              -------------
           Total stockholders' equity.............................               132,615                    151,337
                                                                           -------------              -------------
           Total liabilities and stockholders' equity.............         $     248,055              $     248,445
                                                                           =============              =============

                     CALCULATION OF EBIT AND ADJUSTED EBITDA
                               (NON-GAAP MEASURES)
                                 (IN THOUSANDS)
                                   (UNAUDITED)


Adjusted EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net earnings
(loss) or earnings (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of adjusted EBITDA shown below is based upon amounts derived from the company's financial statements prepared in conformity with GAAP.

                                                           THREE MONTHS ENDED                      TWELVE MONTHS ENDED
                                                              DECEMBER 31,                            DECEMBER 31,
                                                    ----------------------------            -----------------------------
                                                        2003              2002                  2003              2002
                                                    ----------       -----------            ------------      -----------
Earnings (loss) before income taxes............     $      823       $    (9,597)           $    (22,804)     $   (61,955)
Interest expense...............................            945             1,381                  4,087             3,124
Interest income................................           (359)            (525)                 (1,903)           (2,280)
                                                    ----------       -----------            ------------      -----------
Earnings (loss) before net interest
    expense and taxes (EBIT)...................          1,409           (8,741)                (20,620)          (61,111)
Fair value adjustment and exchange of
   warrant obligation..........................           (769)            (907)                 (1,757)           (3,252)
Impairment of investment.......................             23                -                   2,059                 -
Total depreciation and amortization expense....
                                                         2,351             3,813                 11,444            13,237
                                                    ----------       -----------            ------------      -----------
Adjusted earnings (loss) before net
   interest expense, taxes, depreciation
   and amortization (adjusted EBITDA)..........     $    3,014       $    (5,835)            $    (8,874)     $   (51,126)
                                                    ==========       ===========            ============      ===========